UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 26, 2014

SYNNEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-31892	94-2703333
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

44201 Nobel Drive Fremont, California	94538
(Address of principal executive offices)	(Zip Code)

(510) 656-3333

(Registrant’s telephone number including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2014, the Compensation Committee of the Board of Directors of SYNNEX Corporation (“SYNNEX”) granted the following performance-based restricted stock units (“RSUs”) to the following named executive officers (each, an “Officer”) under SYNNEX’ long-term incentive program.

Officer	Number of Shares Underlying RSU
Kevin Murai	15,732

Peter Larocque	9,125

Dennis Polk	9,125

Marshall Witt	4,457

Simon Leung	2,569

These RSUs relate to SYNNEX’ performance based, long-term equity incentives (“LTI”) program and are in lieu of a portion of each Officer’s cash compensation. This rebalancing of annual, variable compensation to 3-year, variable compensation further mitigates the potential for undue risk assumption. The LTI program is designed to provide long-term retention incentives for each Officer, and also to create an alignment between the interests of each Officer and those of SYNNEX’ stockholders.

The RSUs will vest on the third anniversary of the grant date based upon (1) the achievement, on a cumulative basis, of minimum threshold earnings per share (“EPS”) target performance and (2) the achievement of an average return on invested capital (“ROIC”) target performance, with both performance metrics measured over a 3-year period ending November 30, 2016. The minimum threshold EPS target performance percentage is 75% and the maximum target performance percentage is 166.7% for each Officer. The actual number of RSUs, if the applicable minimum threshold EPS percentage is met, will vest on a sliding scale of the target EPS performance percentage actually achieved. The resulting number of shares that will vest based on the EPS metric will then be adjusted by a percentage increase or decrease corresponding with SYNNEX’ performance as measured by the ROIC performance percentages, but in no event will an Officer be entitled to receive more than the number of shares set forth in the table above (the “Maximum Amount”). If the minimum threshold EPS target performance is not achieved, no RSUs will vest, regardless of the achievement of the ROIC performance.

At 100% target EPS and ROIC performance, the Officers’ RSUs will vest as to 50% of the Maximum Amount. Any unvested shares underlying the RSUs will not vest and will be canceled. In addition, the vesting of the RSUs is contingent upon the Officer still being employed by SYNNEX on the date of vesting. In the event of an Officer’s death prior to the third anniversary of the grant date, SYNNEX will transfer to such Officer’s estate the number of shares that would have vested on or prior to such Officer’s death.

On February 26, 2014, the Compensation Committee also determined, due to the acquisition during fiscal 2014 of the IBM CRM business by SYNNEX’ global business services (GBS) business, for fiscal year 2014 only SYNNEX Profit Sharing Plan bonuses to the Officers will be based upon a combination of (1) the achievement of certain net income target performance for the SYNNEX distribution business, with adjustments based upon achievement of certain ROIC performance, and (2) the achievement of certain threshold EBITDA target performance for the GBS business. For all Officers other than Mr. Larocque, the distribution target performance metric accounts for 67% of the Officer bonus measurement, and the GBS target performance metric accounts for 33%. For Mr. Larocque, as President US Distribution, the distribution target performance metric accounts for 80% of the bonus measurement, and the GBS target performance metric accounts for 20%. For the distribution business, the net income target for fiscal year 2014 was increased from fiscal year 2013, and the GBS target performance metric is new for fiscal year 2014. Officers will not be eligible for bonuses unless SYNNEX meets or exceeds the target performance percentages of the internally established net income and EBITDA goals. The minimum threshold target performance percentage is 75% and the maximum target performance percentage is 133.3% for all Officers.

The actual bonus payable, if the applicable minimum threshold percentages are met, will be paid on a sliding scale of the target performance actually achieved and dollar limits pre-established by the Compensation Committee for each Officer. Bonuses granted to Officers under the Profit Sharing Plan are determined by the Compensation Committee based upon both qualitative and quantitative considerations. In addition, SYNNEX’ President and Chief Executive Officer has discretion to recommend to the Compensation Committee that it decrease bonuses for all other executive officers whose compensation is subject to Section 162(m) of the Internal Revenue Code.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 4, 2014

SYNNEX CORPORATION

By:	/s/ Simon Y. Leung
Simon Y. Leung
Senior Vice President, General Counsel and Corporate Secretary

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